August 12, 2020
State Street Bank and Trust Company 1 Iron Street – CCB0502 Boston, MA 02210 Attention: Michael Foutes, Managing Director

Re:	The Advisors’ Inner Circle Fund III - Aperture International Equity Fund (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 19.5, the Additional Funds provision, of the Master Custodian Agreement dated as of November 16, 2018, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Fund under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19.7 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

APERTURE INTERNATIONAL EQUITY FUND

By:	/s/ Alexander F. Smith
Name:	Alexander F. Smith
Title:	Vice President & Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Ellyn Charters Zarracina
Name:	Ellyn Charters Zarracina
Title:	Senior Vice President
Effective Date:	August 12, 2020

Appendix A

to

master custodian agreement

Dated as of November 16, 2018

(Updated as of August 12, 2020)

Management Investment Companies Registered with the SEC and Portfolios thereof, If Any

The Advisors’ Inner Circle Fund III

Aperture Discover Equity Fund (f/k/a Aperture Small Cap Opportunities Fund)

Aperture Endeavour Equity Fund

Aperture International Equity Fund

Aperture New World Opportunities Fund